Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended

Issuer Free Writing Prospectus dated November 27, 2024

Relating to Preliminary Prospectus dated October 29, 2024

Registration Statement No. 333-282433

LEISHEN

Leishen Energy Holding

Nasdaq:LSE

Investor Presentation

Free Writing Prospectus Statements

This free writing prospectus relates to the proposed initial public offering of ordinary shares ("shares") of Leishen Energy Holding Company Limited("we," "us," or "our")should be read together with Registration Statement we filed with the U.S.Securities and Exchange Commission(the "SEC") for the offering to which this presentation relates and may be accessed through the following web link:
https://www.sec.gov/Archives/edgar/data/1985139/000149315224038956/0001493152-24-038956-index.htm

This presentation highlights basic information about the company and the offering to which this presentation relates. The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement(including the risk factors described therein) and other documents we have with SEC in their entirety form more complete information about us and the offering. You may get this documents for free by visiting EDGAR on the SEC website at the http://www.sec.gov .

Alternatively, we and our underwriter will arrange to send you the prospectus if you contact Leishen Energy Holding Co.,Ltd via email: ir@r-egroup.com or contact our underwriter Dominari Securities LLC via email investmentbanking@dominarisecuritys.com or co-manager contact@reveresecurities.com.

Disclaimer and Forward-looking Statements

LEISHEN

This presentation includes statements that are, or may be deemed, “forward looking statements” which reflect current expectations and views of future events, all of which are subject to risks and uncertainties.

You can identify these statements by the fact that do not relate strictly to historical or current facts. You can find many(but not all) of these statements by the use of words such as “approximates,” ”believes,” ”hopes,” “expects,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in tis presentation. These statements are likely to address our growth strategy, business plans, future industry demand financial results and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our for-ward looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some are known and some that are not. No for-ward looking statement can be guaranteed and actual future results may very materially.

Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: our goals and strategies; our future business development, financial condition and results of operations; the introduction of new investments; our expectations regarding changes in out revenues, costs or expenditures, the growth of customer base and assumptions underlying or related to any of the foregoing.

In addition, from time to time, we operate in a very competitive and rapidly changing environment. New risk emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any looking-forward statements we may make.

Contents

See offering documents for further risks and disclosures.There is no guarantee that any specific outcome will be achieved. Investments may be speculative,liquid and there is a risk of loss.

01

Offering Summary

Offering Summary

LEISHEN

Issuer	Leishen Energy Holding Co.,Ltd
Number of shares outstanding before this offering	15,500,000 Ordinary shares
Number of shares being offered	1,375,000 Ordinary shares (Over-allotment 0ption:15%)
Offering type	Initial Public Offering
Proposed Listing/Ticker	Nasdaq Capital Market（Ticker symbol:LSE)
Offering price	Expected to be between $4.00 and $5.00 per share
Gross proceeds	USD 5,500,000-USD 6,875,000
Underwriter	DOMINARI SECURITIES LLC (Co-manager:REVERE SECURITIES LLC)

See offering documents for further risks and disclosures.There is no guarantee that any specific outcome will be achieved. Investments may be speculative,liquid and there is a risk of loss.

02

Background Overview

See offering documents for further risks and disclosures.There is no guarantee that any specific outcome will be achieved. Investments may be speculative,liquid and there is a risk of loss.

20 years

2003	2007	2010	2019	2022
Found	Leishen	Leishen	Leishen	Leishen
Leishen Energy (Hongkong)	ZJY and COBO	Shandong	Sichuan Hongzhuo Energy Service	Cayman

See offering documents for further risks and disclosures.There is no guarantee that any specific outcome will be achieved. Investments may be speculative,liquid and there is a risk of loss.

Our Mission

Oil and Gas equipment leader

Lead our industry by providing world-class products and customer service

Develop new and innovative service solutions

Develop innovative produtcs and diversified service solutions to achieve coordinated development

Deliver smart and safe equipment and service

Serve market with innovation stability, safety, environmental protection to achieve market success and expansion

See offering documents for further risks and disclosures.There is no guarantee that any specific outcome will be achieved. Investments may be speculative,liquid and there is a risk of loss.

Corporate Structure



Yali Wang
Xiangteng Li
Hongqi Li
Jin Wu
Hongliang Li
Hongguang Li
60%
40%
50%
50%
100%
100%
Pacific Century Oil and Gas Technology Co., LTD
WISE-POWER ENERGY SERVICES CO., LTD.
Polar Energy Company Limited
COBO Petroleum Technology Co., LTD
Leishen Energy Holding Co., Ltd. (Cayman Islands)
100%
100%
LeiShen Energy Group Holding Co., Limited
LeiShen Energy Group Co., Limited
100%
100%
100%
100%
100%
100%
ZJY TECHNOLOGIES CO., LTD.
China Oil Blue Ocean Petroleum Technology Inc.
Leishen Energy Technology (Nanjing) Co. LTD
Leishen Green Energy Technology Development (Beijing) Co. LTD
Leishen Energy Technology (Shandong) Co. LTD
Leishen Energy Service Co. LTD
51%
100%
51%
100%
Sichuan Huayou Huitong New Material Co.LTD
Sichuan Leishen Green Energy Co. LTD
Sichuan Leishen Hongzhuo Energy Development Co.,Ltd
Xinjiang Bresilin Oil and Gas Service Co.,Ltd

Worldwide Market



Saudi Arabia
Abu Dhabi
China
Asia
Africa

LEISHEN

Credibility

We have more than 75 patents and software copyrights, forming a comprehensive ecosystem of core technical capabilities.


企业资质
HONOR
CERTIFICATE


EURO CERT
EUROPEAN INSPECTION AND CERTIFICATION COMPANY S.A.
CERTIFICATE OF CONFORMITY
FULLNESS EXAMINATION OF TECHNICAL FILE


Certificate number: BVMC-DRC/SZ-20/183-TAC-C-001
BUREAU VERITAS
TYPE APPROVAL CERTIFICATE
This certificate is issued to

See offering documents for further risks and disclosures.There is no guarantee that any specific outcome will be achieved. Investments may be speculative,liquid and there is a risk of loss.

03

Products and Services

Business

High-end Clean-energy Equipment Manufacturing

Independently developed and manufactured reciprocating compressor, expansion machine, wellhead control cabinet, oil well heating furnace (solar/electromagnetic), oil-water separation device, multi-well metering sled, centrifugal pump sled, flexible composite pipe, natural gas online sampling and analysis system and other products.

Oilfield Digital information and Integration

We provides information solutions for oilfield users' needs, and has key products and cases such as smart oilfield, intelligent detection and early warning of oil depot, digital delivery and application, and unattended + remote diagnosis.


Coordinated Development of the four business

Oil and Gas Engineering Technical Services

We have a mature "oilfield (terminal) operation and maintenance + storage spare parts + equipment leasing" trinity of service system, for users to solve the production needs of single well, multi-well stimulation and boost efficiency.

New Energy Production and Operation

Provide fuel alternatives for industrial users with natural gas (LNG/CNG) production and logistics distribution mode; Expander pressure difference power generation and oil field associated gas generation and liquefaction; Provide cleaning systems and operation and maintenance services for centralized or distributed photovoltaic power plants.

See offering documents for further risks and disclosures.There is no guarantee that any specific outcome will be achieved. Investments may be speculative,liquid and there is a risk of loss.

High-end Clean-Energy Equipment Manufacturing

Products series 1: Reciprocating Compressor (Core Product)





The research and development and application of ultra-high pressure, large displacement, low emission, low noise and efficient automation have industry leading advantages.

See offering documents for further risks and disclosures.There is no guarantee that any specific outcome will be achieved. Investments may be speculative,liquid and there is a risk of loss.

LEISHEN

Products series 2: Oil-Water Separation device







Oil-Water Separation device integrates original technologies such as grid pipe oil-water-solid separation and efficient lateral diffusion oil-water-solid separation, and has functions of gas-liquid separation, water separation and produced water treatment, which can directly separate qualified produced water from oil well produced liquid to meet the demand of local water reinjection.

See offering documents for further risks and disclosures.There is no guarantee that any specific outcome will be achieved. Investments may be speculative,liquid and there is a risk of loss.

High-end Clean-energy Equipment Manufacturing

LEISHEN

Products series 3: Expansion Machine



Pressurized expanders



Energy Recovery Expansion Unit

One of the best seller:key equipment used to control the flow of refrigerant in the refrigeration cycle, and the oil field is mainly used to separate different products by low temperature.

See offering documents for further risks and disclosures.There is no guarantee that any specific outcome will be achieved. Investments may be speculative,liquid and there is a risk of loss.

LEISHEN

High-end Clean-energy Equipment Manufacturing

Products series 4: Wellhead Control Cabinet









The 10 to 20 thousand PSI full intelligent solar energy series products produced by the company have been widely used in major oil fields, and the industry's highest pressure 30 thousand PSI products have been successfully developed by the company,and it will be applied to high-pressure Wells in oil fields in 2025.

See offering documents for further risks and disclosures.There is no guarantee that any specific outcome will be achieved. Investments may be speculative,liquid and there is a risk of loss.

High-end Clean-energy Equipment Manufacturing

LEISHEN

Products series 5: Flexible Composite Pipe







Flexible compsite pipes increasingly replacing traditional metal pipes in various industries due to their corrission resistance, low transportation cost(via roll transportation, and ease of installation(continuous laying),especially for transporting sewage, chemicals and other fluids.

See offering documents for further risks and disclosures.There is no guarantee that any specific outcome will be achieved. Investments may be speculative,liquid and there is a risk of loss.

High-end Clean-energy Equipment Manufacturing

Products series 6: Natural gas online sampling and analysis system







Predict the emission after combustion, so as to provide a basis for emission reduction measures under minus 60 degrees minus 90 degrees ultra-low temperature and harsh environment.

See offering documents for further risks and disclosures.There is no guarantee that any specific outcome will be achieved. Investments may be speculative,liquid and there is a risk of loss.

Oil and Gas Engineering Technical Services

We have a mature "oilfield (terminal) operation and maintenance + storage spare parts + equipment leasing" trinity of service system to solve the production needs of single well, multi-well stimulation and efficiency boosting for users.


Oilfield (terminal) operation and maintenance
Storage spare parts
Equipment leasing
Engineering Technical Service

See offering documents for further risks and disclosures.There is no guarantee that any specific outcome will be achieved. Investments may be speculative,liquid and there is a risk of loss.

Oil and Gas Engineering Technical Services

LEISHEN

Self-developed, designed and manufactured symmetrically balanced two-row to six-row structure compressor, with professional technical support team. Ensure high efficiency and no downtime operation for more than 8000 hours. Ensure that the unit overhaul cycle is greater than 40,000 hours. The design life of the unit is more than 200000 hours (more than 25 years).




COBO


COBO

See offering documents for further risks and disclosures.There is no guarantee that any specific outcome will be achieved. Investments may be speculative,liquid and there is a risk of loss.

Oil and Gas Engineering Technical Services

Service innovation: Establish spare parts reserve for customers with a regular settlement.

A new service model to get more customers.





Oilfield Digital information and Integration

We provide information-based software and hardware as well as corresponding integrated services. We closely cooperate with several well-known PRC IT intelligent equipment manufacturers, to provide high-quality IT intelligent equipment and automation integration services for oil and gas industry. By relying on software and hardware supply and project cooperation, we have gradually developed into an information technology professional company with comprehensive brand strength. We have successfully transitioned from simple trade supply and project integration to a combination of software and hardware (super integration) with high profitability.



Yumen Oilfield Photovoltaic Project

Oilfield Digital information Technical Services

Photovoltaic Cleaning Robot



Large amount of dust working site



Daily cleaning twice a week

See offering documents for further risks and disclosures.There is no guarantee that any specific outcome will be achieved. Investments may be speculative,liquid and there is a risk of loss.

New Energy

Core business



LNG/CNG Trade and Logistics



Traditional energy substitution



Distributed energy development



Urban gas transmission and distribution construction

Provide fuel alternatives for industrial users with natural gas (LNG/CNG) production and logistics distribution mode; Expander pressure difference power generation and oil field associated gas generation and liquefaction; Provide cleaning systems and operation and maintenance services for centralized or distributed photovoltaic power plants.

New Energy

Differential pressure generator expansion unit



场站原调压阀
下游低压汇管
上游高压汇管
天然气压差发电装置
冷能回收撬



LNG is transported to end users through high—pressure natural gas pipelines, which contain abundant pressure energy. If the expansion machine + generator set can be used to replace the regulator in the decompression process, most of the pressure energy can be recovered while completing the pressure regulation function, which has very considerable economic and social benefits.

04

Leadership and Management

See offering documents for further risks and disclosures.There is no guarantee that any specific outcome will be achieved. Investments may be speculative,liquid and there is a risk of loss.

Leadership



Founder Chairman

Director

Mr. Hongqi Li is our founder and the chairman of Leishen Cayman's board of directors. He has more than 20 years of experience in the oil and gas services industry, and has extensive experience in industry layout, business planning, industry synergy, and customer value enhancement. He is responsible for the strategic direction of our company to become the leading equipment manufacturer and solutions provider in the energy sector. Under Mr. Li's leadership, our company was able to use technology innovation and break into the high-end oil and gas equipment market. He will continue to lead the company to creat new achievements.

Management



CEO Director

Mr. Hongliang Li is our Chief Executive Officer and director. He is responsible for the day-to-day management of the group. He effectively manages all aspects of the company, including upstream and downstream integration of the industrial chain, technology research and development and strategic investment, organizational change and process reengineering, brand marketing and product upgrading. He is responsible for the company's overall operational performance and building an efficient team to achieve the company's business objectives.

See offering documents for further risks and disclosures.There is no guarantee that any specific outcome will be achieved. Investments may be speculative,liquid and there is a risk of loss.

Management



CFO

Ms Zhiping Yu has extensive experience in operating listed companies. Combined with her excellent professional resume, she can establish an efficient and scientific process system for the capital management of the group company after its listing, which will form a good interaction with the many concerns of investors and the management committee, and ultimately achieve continuous improvement and sustainable progress of the group .

See offering documents for further risks and disclosures.There is no guarantee that any specific outcome will be achieved. Investments may be speculative,liquid and there is a risk of loss.

05

Financial Highlights

See offering documents for further risks and disclosures.There is no guarantee that any specific outcome will be achieved. Investments may be speculative,liquid and there is a risk of loss.

Financials

We have a significant increase in both revenue and net income.The company is in a period of rapid growth. The Earning Per Share is $0.37 in 2022. While, it almost double in 2023, which is $0.77 in 2023.



Revenue in USD
80,000,000
70,000,000
60,000,000
50,000,000
40,000,000
30,000,000
20,000,000
10,000,000
0
2022
2023



Net Income in USD
11,634,720
5,757,922
2022
2023

Financials


Proporation of business segments by revenue
Oil and gas engineering technical services
9%
New energy production and operation
32%
Digitalization and integration equipment
5%
Clean-energy equipment
54%

Digitalization and integration equipment

- ✓ Increase investment in replacing traditional power supplies with solar power and energy storage equipment, and develop high-end equipment for intelligent, green and low-carbon oilfield surface production

Oil and gas engineering technical service

- ✓ From operation and maintainance to EPC

See offering documents for further risks and disclosures.There is no guarantee that any specific outcome will be achieved. Investments may be speculative,liquid and there is a risk of loss.

Growth

We are aiming to achieve our agrowth from the following aspects

International market expansion

Equipment production and sales to project design and engineering contracting

Extensive application

Growth

06

Development and Strategy

See offering documents for further risks and disclosures.There is no guarantee that any specific outcome will be achieved. Investments may be speculative,liquid and there is a risk of loss.

Development

Our company is actively promoting the construction of production and manufacturing plants in Abu Dhabi and Riyadh, Saudi Arabia, and has set up 15 customer service offices around the world.

Leishen Energy overseas market operations



We are expanding our business overseas and our sales are increasing year by year with the opening of sales and service offices in Saudi Arabia and Indonesia, followed by the opening of a sales office in Chad to expand our oil and gas equipment sales market in West Africa.

Strategy

LEISHEN

Research and Development

Product and Technology upgrading

Purchasing

Production based on sales


R
P
M
S

Operation and Technical Service

Equipment solution and operation and maintance

Manufacturing

Improve technical advantages and reduce cost

See offering documents for further risks and disclosures.There is no guarantee that any specific outcome will be achieved. Investments may be speculative,liquid and there is a risk of loss.

07

Use of Proceeds

Use of Proceeds

40% of the net proceeds for the construction of a high-tech manufacturing industrial park in the Nanjing Lishui High-tech Development Zone, PRC.

01

20% of the net proceeds for the establishment of our smart manufacturing and new energy R&D center, for the purchase of business equipment and other patented technologies

02

20% of the net proceeds from this offering to strengthen and expand our presence in the PRC Southwest oil and gas market

03

20% of the net proceeds from this offering for our working capital

04

See offering documents for further risks and disclosures.There is no guarantee that any specific outcome will be achieved. Investments may be speculative,liquid and there is a risk of loss.

Leishen Energy Holding

Thank you

Leishen Energy Holding Co.,Ltd

Issuer

Evelyn Yu Chief Financial Officer

Email: zhiping.yu@r-egroup.com

Dominari Securities LLC

Underwriter

Kyle M. Wool Chief Executive Officer

Email: kwool@dominarisecurities.com

Revere Securities LLC

Co-manager

Email: syndicate@reveresecurities.com

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, liquid and there is a risk of loss.